Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

Charles Eddy	Dan Matsui/Gene Heller
Chief Financial Officer	Silverman Heller Associates
(408) 986-9888	(310) 208-2550
INTEVAC INC. REPORTS FINANCIAL RESULTS FOR
FOURTH-QUARTER, TWELVE MONTHS 2005
Third Consecutive Quarter of Profit, Revenue Growth;
$16 Million Net Income for Year on Record Equipment Revenues
Santa Clara, Calif.—February 7, 2006—Intevac, Inc. (Nasdaq: IVAC) reported financial results for the fourth quarter and year ended December 31, 2005.
Revenues for the quarter were $52.7 million, including $50.9 million of Equipment revenues and $1.8 million of Imaging revenues. Equipment revenues consisted of thirteen magnetic media manufacturing systems; disk lubrication systems; equipment upgrades; spares; consumables; and service. Imaging revenues were primarily from research and development contracts. In fourth-quarter 2004, net revenues were $10.4 million, including $8.3 million of Equipment revenues and $2.1 million of Imaging revenues. Equipment revenues for fourth-quarter 2005 increased from the same quarter last year due primarily to sales of a greater number of magnetic media manufacturing systems.
Equipment and Imaging gross margins for the quarter increased to 35.7% and 9.8%, respectively, from 25.4% and 1.9%, respectively, in fourth-quarter 2004. Equipment margins for the quarter improved primarily from lower manufacturing costs and higher average selling prices for 200 Lean systems. Consolidated gross margins improved to 34.9% from 20.7% in fourth-quarter last year.
Operating expenses for the quarter totaled $8.7 million versus $5.4 million in fourth-quarter 2004. Operating expenses increased as the result of provisions for employee profit sharing and bonus plans, higher R&D spending in Imaging and Equipment, and higher costs in Equipment related to business development, customer service, and support.
Net income for fourth-quarter 2005 was $9.9 million, or 46 cents per diluted share on 21.4 million weighted-average shares outstanding, compared to a net loss of $3.0 million, or 15 cents per share on 20.1 million weighted-average shares outstanding, in the fourth quarter of 2004.
Revenues for 2005 were $137.2 million, compared to $69.6 million in 2004. Equipment revenues more than doubled to $129.3 million from $60.5 million in the prior year. The increase was attributable to higher sales of magnetic media manufacturing systems and components and the sale of a flat panel manufacturing system and flat-panel technology license. Imaging revenues for 2005 were $7.9 million compared to $9.1 million in the prior year due to lower revenues from research and development contracts.
Net income for 2005 was $16.2 million, or 76 cents per diluted share on 21.2 million weighted-average shares outstanding, compared to a net loss of $4.3 million, or 22 cents per share on 19.7 million weighted-average shares, for 2004. The improvement in net results was attributable to an increase in Equipment business gross margins to 33.0% from 24.8% in the prior year, higher sales of magnetic disk manufacturing equipment, the sale of a flat panel technology license, and higher interest income. This increase was partially offset by provisions for employee profit sharing and bonus plans, higher research and development expenses, and increased costs for Equipment-related business development, customer service, and support.
Order backlog totaled $84.5 million on December 31, 2005, compared to $65.4 million on October 1, 2005, and $10.5 million on December 31, 2004. Backlog increased as the result of orders received for 200 Lean systems. Year-end backlog included seventeen 200 Lean systems, and excludes orders for two systems received early in 2006.
Intevac Chief Executive Kevin Fairbairn commented: “I am pleased to report excellent financial results for Intevac during 2005. Our revenues of $137.2 million were an all time record. We increased gross margins by 9% year over year and achieved a 34.9% gross margin on $52.7 million of revenue in the fourth quarter. We earned $16.2 million of net income while we continued to make major investments in the development of a major new equipment product line and our imaging business.
“I would like to thank our customers who put their trust in us by choosing the 200 Lean for their next generation media manufacturing and our employees who worked hard, with personal sacrifice, to double the business for two consecutive years.”
Conference Call Information
The Company will discuss its financial results in a conference call today at 1:30 p.m. PDT (4:30 p.m. EDT). To participate in the teleconference, please call toll-free (800) 291-8929 prior to the start time. For international callers, the dial-in number is (706) 634-0478. You may also listen live via the Internet at the Company’s website, www.Intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 3:30 p.m. PDT. You may access the playback by calling (800) 642-1687 or, for international callers (706) 645-9291, and providing conference ID 4231246.
About Intevac
Intevac is the world’s leading supplier of disk sputtering equipment to manufacturers of magnetic media used in hard disk drives and a developer and provider of leading edge extreme low light imaging sensors, cameras and systems. For more information please visit our website at www.intevac.com.
[Financial tables on following pages]

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	3 months ended		12 months ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2005	2004	2005	2004

	(Unaudited)	(Unaudited)	(Unaudited)

Net revenues
Equipment	$50,888	$8,298	$129,280	$60,490
Imaging	1,811	2,089	7,949	9,125

Total net revenues	52,699	10,387	137,229	69,615

Gross profit	18,368	2,147	43,578	15,856
Gross margin
Equipment	35.7%	25.4%	33.0%	24.8%
Imaging	9.8%	1.9%	12.0%	9.2%

Consolidated	34.9%	20.7%	31.8%	22.8%

Operating expenses
Research and development	3,949	2,608	14,384	11,580
Selling, general and administrative	4,799	2,816	14,477	9,525

Total operating expenses	8,748	5,424	28,861	21,105

Operating income/(loss)
Equipment Products	11,235	(1,500)	20,413	(377)
Imaging	(1,924)	(1,378)	(5,798)	(4,114)
Corporate	309	(399)	102	(758)

Total operating profit/(loss)	9,620	(3,277)	14,717	(5,249)

Other income	563	252	1,855	1,015

Profit/(Loss) before provision for income taxes	10,183	(3,025)	16,572	(4,234)
Provision for income taxes	253	7	421	110

Net income/(Loss)	$9,930	($3,032)	$16,151	($4,344)

Income (loss) per share
Basic	$0.48	($0.15)	$0.79	($0.22)
Diluted	$0.46	($0.15)	$0.76	($0.22)
Weighted average common shares outstanding
Basic	20,647	20,145	20,462	19,749
Diluted	21,395	20,145	21,202	19,749

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

ASSETS	Dec. 31,	Dec. 31,
	2005	2004
	(Unaudited)

Current assets
Cash, cash equivalents and short term investments	$49,731	$42,034
Accounts receivable, net	42,847	4,775
Inventories – production	21,373	9,120
Inventories – pending acceptance at customer site	3,464	6,255
Prepaid expenses and other current assets	1,814	956

Total current assets	119,229	63,140

Property, plant and equipment, net	7,980	5,996
Long-term investments	—	8,052
Investment in 601 California Avenue LLC	2,431	2,431
Other long-term assets	804	3

Total assets	$130,444	$79,622

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$7,049	$1,647
Accrued payroll and related liabilities	5,509	1,617
Other accrued liabilities	6,182	2,943
Customer advances	23,136	3,833

Total current liabilities	41,876	10,040

Other long-term liabilities	694	207
Shareholders’ equity
Common stock	97,165	94,802
Accumulated other comprehensive income	238	253
Retained earnings (deficit)	(9,529)	(25,680)

Total shareholders’ equity	87,874	69,375

Total liabilities and shareholders’ equity	$130,444	$79,622

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